Exhibit 99.1

G&K Services Reports Fiscal 2008 Third Quarter Results

Solid increase in revenue;

Strong year-over-year improvement in operating earnings and cash flow

MINNEAPOLIS--(BUSINESS WIRE)--G&K Services, Inc. (NASDAQ: GKSR), today reported revenue for the third quarter ended March 29, 2008 of $251.1 million, a 6.8 percent increase from previous year revenue of $235.2 million. This increase in quarterly revenue was driven by rental organic growth, strong revenue contribution from acquisitions and the benefit of foreign currency translation.

For the quarter, operating income increased 8.1 percent compared to the prior-year period. This increase in operating income was driven by leverage from revenue growth, improved productivity and lower merchandise costs. The improvement in operating income was achieved despite continued economic softness, higher gasoline costs, increased bad debt expense, lower contribution from direct sales and expenses related to systems implementation activities.

The company reported third quarter earnings of $0.54 per diluted share. Prior-year third quarter earnings were $0.57 per diluted share, and reflected an unusually low effective tax rate of 25.4 percent. The lower effective tax rate resulted in a $0.11 per diluted share benefit in the prior-year third quarter.

For the nine months ended March 29, 2008, revenue increased to $750.2 million, up 8.9 percent as compared to the prior-year period. This record level of revenue was driven by rental organic growth, strategic acquisitions and the benefit of foreign currency translation.

For the nine month period, operating income increased 20.6 percent compared to the prior-year period. The increase in year-to-date operating income was driven by overall revenue growth, lower merchandise costs and savings achieved from on-going productivity initiatives. The improvement in operating income was achieved despite continued economic softness, higher gasoline costs, increased bad debt expense, lower contribution from direct sales and systems implementation expenses.

Earnings per diluted share for the first nine months of fiscal 2008 were $1.72, an increase of 18.6 percent over the prior-year period. Earnings in the prior-year period were $1.45 per diluted share, and reflected a lower than normal effective tax rate of 33.8 percent. The lower effective tax rate resulted in a $0.10 per diluted share benefit in the prior-year nine month period.

“We’re pleased to report a solid third quarter and strong year-to-date increases in revenue, operating margins, earnings and cash flow,” said Richard Marcantonio, chairman and chief executive officer. “Importantly, our long-term vision coupled with our focus on strategic initiatives continues to deliver positive momentum in a challenging economic environment. We will continue to execute against a number of growth and productivity initiatives to drive further revenue and earnings acceleration.”

Income Statement Review

Third quarter revenue from G&K’s rental business increased to $233.0 million, up 10.0 percent over the prior-year period. The company’s organic rental growth rate was approximately 2.75 percent in the quarter. Organic rental growth continues to reflect strong new account and route sales performance, offset by an increase in economic-driven customer attrition and a reduction in employment levels within certain industries. Direct sale revenue was $18.1 million, compared to $23.4 million in the prior-year period. Direct sales volume compared to the year-ago period was impacted by softness with certain customers in the transportation industry, the non-renewal of a contract with a large customer, and lower revenue due to systems implementation issues. The organic rental growth rate is calculated using rental revenue, adjusted for foreign currency exchange rate differences and newly acquired revenue compared to prior-period results.

Gross margin from rental operations for the quarter increased to 36.1 percent, up 70 basis points from the prior-year period. The increase in gross margin was a result of improved leverage from overall revenue growth and lower merchandise costs. The improvement in rental gross margin was partially offset by the higher production and delivery costs associated with record energy prices. Gross margin from direct sales was 20.8 percent, compared to 27.7 percent in the prior-year period as a result of expenses associated with systems implementation issues and the impact of fixed cost absorption from lower direct sales volume.

Selling and administrative expenses in the quarter were 21.4 percent of consolidated revenue, up slightly from 21.3 percent in the prior-year period. During the quarter, the company continued to gain positive leverage from revenue growth and productivity savings from the implementation of the company’s handheld technology platform. These gains were offset by increased bad debt expense driven by certain customer insolvencies. The increase in bad debt expense represented 0.6 percent of consolidated third quarter revenue. In addition, administrative expenses increased over the prior-year period due to the on-going investment in systems implementation and acquisition integration activities.

Operating margin for the third quarter increased to 8.6 percent of consolidated revenue, up from 8.5 percent in the prior-year period. This improvement in operating margin was driven by higher gross margins in the company’s rental operations. The increase in operating margin was offset by the increased bad debt expense, record energy costs and the expenses related to systems implementation activities.

The effective tax rate for the third quarter was 39.9 percent, compared to 25.4 percent in the year-earlier period. The prior-year third quarter tax rate was lower than normal due to reductions in tax reserves that were no longer required.

Balance Sheet and Cash Flow Statement Review

The company’s balance sheet remains strong. As of March 29, 2008, the company had total borrowings of $289.3 million and a total debt to total capitalization ratio of 33.9 percent. Total stockholders’ equity at the end of the third quarter was $563.9 million.

Cash provided by operating activities for the nine months ended March 29, 2008 increased to $73.0 million, up 42.6 percent from the prior-year period. Cash provided from operating activities increased compared to the prior-year period due to stronger earnings, higher depreciation and amortization levels and a lower net working capital investment. Cash used for property, plant and equipment during the nine month period totaled $16.6 million, compared to $23.2 million in the prior-year period. Free cash flow, defined as cash flow from operations less capital expenditures, increased to $56.4 million for the first nine months of fiscal 2008, up from $28.0 million in the prior-year period.

As previously disclosed, the company initiated a share repurchase program to purchase up to $100.0 million of the company’s outstanding common stock. During the first nine months of fiscal 2008, the company purchased approximately 1.8 million shares of common stock. Since inception of the share repurchase program, the company has bought back approximately 2.0 million shares, or about 9.4 percent of the total shares outstanding at the beginning of the program, at a cost of approximately $78.6 million.

Outlook

The company expects fiscal 2008 fourth quarter revenue to range from $250.0 million to $253.0 million and earnings per diluted share from $0.50 to $0.54. The revenue guidance includes continued strong new account and route sales, offset by the impact of economic conditions on customer retention and employment levels.

The earnings guidance reflects continued efficiencies gained from revenue growth and productivity improvements from on-going operational initiatives. In addition, the earnings guidance includes continued investment in growth and productivity initiatives, higher energy costs, expenses associated with systems implementation activities and on-going acquisition integration costs. The earnings guidance also reflects an effective tax rate of 39.0 to 40.0 percent.

Conference Call Information

The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company’s website at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through May 28, 2008.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

About G&K Services, Inc.

Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 160 processing facilities and branch offices, serving more than 160,000 customers.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Nine Months Ended
	March 29,	March 31,	March 29,	March 31,
(U.S. Dollars, in Thousands, except per share data)	2008	2007	2008	2007

REVENUES
Rental operations	$233,001	$211,842	$691,277	$628,273
Direct sales	18,140	23,400	58,918	60,861
Total revenues	251,141	235,242	750,195	689,134

OPERATING EXPENSES
Cost of rental operations (a)	148,870	136,951	439,927	403,436
Cost of direct sales (a)	14,367	16,923	43,593	44,579
Selling and administrative	53,770	50,110	160,559	150,031
Depreciation and amortization	12,579	11,326	36,993	33,776
Total operating expenses	229,586	215,310	681,072	631,822
INCOME FROM OPERATIONS	21,555	19,932	69,123	57,312
Interest expense	3,828	3,647	11,776	10,526
INCOME BEFORE INCOME TAXES	17,727	16,285	57,347	46,786
Provision for income taxes	7,080	4,136	21,899	15,801
NET INCOME	$10,647	$12,149	$35,448	$30,985
Basic weighted average number of shares outstanding	19,621	21,304	20,452	21,227
BASIC EARNINGS PER COMMON SHARE	$0.54	$0.57	$1.73	$1.46
Diluted weighted average number of shares outstanding	19,742	21,445	20,590	21,394
DILUTED EARNINGS PER COMMON SHARE	$0.54	$0.57	$1.72	$1.45

Dividends per share	$0.05	$0.04	$0.15	$0.12

(a)Excludes depreciation and intangible amortization

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	March 29,	June 30,
	2008	2007
(U.S. dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$18,038	$22,759
Accounts receivable, net	112,754	98,276
Inventories, net	139,073	140,780
Prepaid expenses	20,576	14,912
Total current assets	290,441	276,727

Property, Plant and Equipment, net	253,566	255,996
Other Assets	509,584	459,091
	$1,053,591	$991,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$27,873	$21,911
Accrued expenses	80,579	68,927
Deferred income taxes	7,400	6,568
Current maturities of long-term debt	7,837	65,838
Total current liabilities	123,689	163,244

Long-Term Debt, net of Current Maturities	281,474	149,005
Deferred Income Taxes	28,443	34,298
Accrued Income Taxes – Long Term	12,319	-
Other Noncurrent Liabilities	43,749	53,279
Stockholders' Equity	563,917	591,988
	$1,053,591	$991,814

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	For the Nine Months Ended
	March 29,	March 31,
(U.S. dollars, in thousands)	2008	2007
Operating Activities:
Net income	$35,448	$30,985
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	36,993	33,776
Other adjustments	1,829	3,340
Changes in current operating items, exclusive of acquisitions	(5,504)	(18,772)
Other assets and liabilities	4,211	1,862
Net cash provided by operating activities	72,977	51,191
Investing Activities:
Property, plant and equipment additions, net	(16,576)	(23,214)
Acquisition of business assets, net	(63,687)	(47,543)
Purchase of investments, net	(2,521)	(2,043)
Net cash used for investing activities	(82,784)	(72,800)
Financing Activities:
Repayments of long-term debt	(7,341)	(7,579)
Proceeds from short-term borrowings, net	81,801	26,446
Cash dividends paid	(3,082)	(2,575)
Sale of common stock	4,220	3,004
Repurchase of common stock shares	(70,735)	-
Net cash provided by financing activities	4,863	19,296
Decrease in Cash and Cash Equivalents	(4,944)	(2,313)
Effect of Exchange Rates on Cash	223	(619)

Cash and Cash Equivalents:
Beginning of period	22,759	19,690
End of period	$18,038	$16,758

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Senior Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations